SERIES C PREFERRED
                            STOCK PURCHASE AGREEMENT


         THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of December 31, 1998, by and between WorldPort Communications, Inc., a Delaware corporation (the "CORPORATION"), and The Heico Companies, LLC (the "PURCHASER").

                                    RECITALS

         A.    The    Corporation    is   a    facilities-based    multinational
telecommunications carrier.

         B. The Purchaser desires to purchase from the Corporation, and the Corporation desires to issue and sell to the Purchaser, 212,405 shares of Series C Convertible Preferred Stock of the Corporation, $.0001 par value per share (the "SERIES C PREFERRED STOCK") for an aggregate purchase price of $7,500,000. In addition, the Purchaser has committed to purchase an additional 920,419 shares of Series C Preferred Shares and has an option to purchase a separate 283,206 shares of Series C Preferred Shares, all on the terms and conditions set forth herein.

                                   AGREEMENTS

         In consideration of the recitals and the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

         "AFFILIATE" as applied to any Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of 10% or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. For purposes of this paragraph, "voting power" of any Person means the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person. All of the Corporation's Executive Officers and directors and any Family Member of any Executive Officer or director, and any Affiliate of such Executive Officer, director or individual, shall be deemed to be Affiliates of the Corporation for purposes of this Agreement.

         "ANDERLIT" means Anderlit Ltd.

         "ANDERLIT PROXY" means a proxy pursuant to which Paul Moore is given the right to vote all 746,269 of Anderlit's shares of Series B Preferred Stock.

         "BT LOAN" means the loans made to WorldPort International, Inc. ("WPI") pursuant to the Credit Agreement.

         "BT SIDE LETTER" means that certain letter agreement dated November 13, 1998 among the Corporation, the MBCP Group and Bankers Trust Company pursuant to which the Corporation and the MBCP Group agree to cooperate with Bankers Trust Company respecting the sale of the Corporation.

         "CERTIFICATE OF DESIGNATION" means the Corporation's Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock, in the form of Exhibit A.

         "CLOSING" means the closing of the purchase and sale of Series C Preferred Shares pursuant to Section 2.2 of this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSION" means the Securities and Exchange Commission.

         "COMMON SHARES" means shares of the common stock of the Corporation, $.0001 par value per share.

         "COMPANY REPORTS" has the meaning set forth in Section 4.27 hereof.

         "CREDIT AGREEMENT" means that certain Credit Agreement dated June 23, 1998 by and among the Corporation, WPI, Bankers Trust Company, as Administrative Agent and the financial institutions party thereto as lenders.

         "DISCLOSURE SCHEDULE" means a separate written schedule delivered by the Corporation to the Purchaser on or before the date of this Agreement which sets forth various information regarding the Corporation and its Subsidiaries.

         "ENVIRONMENTAL LAWS" means all federal, state and local laws, ordinances and rules of common law relating to environmental, safety or health matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation or disposal of Hazardous Substances in any manner applicable to the Corporation, any of its Subsidiaries or their assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. Sections 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f- Sections 300j-11 et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. Sections 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), each as heretofore and hereafter amended or supplemented, and any analogous federal, state or local statutes, rules and regulations promulgated thereunder or pursuant thereto, and any other law, ordinance, rule, regulation, permit order or directive addressing environmental, safety or health issues, of or by the federal government, any state or political subdivision thereof, or any agency, court or body of the federal government or any state or political subdivision thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934.

         "EXECUTIVE OFFICERS" means, with respect to any corporation, its executive officers as that term is defined in Rule 3b-7 of the regulations promulgated under the Exchange Act.

         "FAMILY  MEMBER"  means  an  individual's  spouse,  parents,  children,
siblings,   mothers-in-law,   fathers-in-law,   sons-in-law,   daughters-in-law,
brothers-in-law and sisters-in-law.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "HAZARDOUS SUBSTANCES" means (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste", "restricted hazardous waste," "medical waste," "toxic pollutants," "contaminants," "pollutants," "toxic substances," or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, any radioactive materials, (c) asbestos and asbestos containing materials in any form which is or could become friable, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance which is prohibited, limited or regulated by any governmental authority.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" of any Person shall mean the principal of, premium, if any, and unpaid interest on (a) indebtedness for money borrowed from others; (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (c) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and
(e) renewals, extensions and refunding of any such indebtedness.

         "INVESTMENT" as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, partnership interests, stock, securities or ownership interest of any other Person and (b) any capital contribution by such Person to any other Person.

         "IRREVOCABLE PROXY" means the Irrevocable Proxy by the MBCP Group with respect to their Series B Preferred Stock in the form of Exhibit B, the entering into of which is a condition to Closing by the Purchaser.

         "LENDER" means the "Lenders" as that term is used in the Credit Agreement.

         "MANAGEMENT GROUP" means the MBCP Group, all Executive Officers and directors of the Corporation or any Subsidiary, all consultants to the Corporation or any Subsidiary, and any Person who has an employment agreement or arrangement with the Corporation or any Subsidiary that cannot be terminated at will by the Corporation or the Subsidiary (without such termination constituting a breach or violation of contract or otherwise being unlawful).

         "MATERIAL ADVERSE CHANGE" has the meaning set forth in Section 4.9 hereof.

         "MBCP GROUP" means Maroon Bells Capital Partners, Inc., Paul A. Moore, Phillip S. Magiera and Theodore H. Swindells.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

         "PLAN" has the meaning ascribed to it by ERISA.

         "PREFERRED STOCK" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

         "PROPRIETARY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information, (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         "PURCHASERS' DIRECTORS" means the directors of the Corporation elected pursuant to the Shareholder Agreement.

         "REGISTRATION AGREEMENT" means the Registration Rights Agreement by and between the Corporation and the Purchaser in the form of Exhibit C, the entering into of which is a condition to Closing by the Purchaser.

         "RELATED AGREEMENTS" means the Registration Agreement, the Shareholder Agreement and the Irrevocable Proxy.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SEPTEMBER   BALANCE   SHEET"   means   the   Corporation's   unaudited
consolidated balance sheet as of September 30, 1998, as contained in the Company Reports.

         "SERIES A PREFERRED STOCK" means the Series A Preferred Stock of the Corporation, $.0001 par value per share.

         "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock of the Corporation, $.0001 par value per share.

         "SERIES C PREFERRED SHARES" means the shares of Series C Preferred Stock of the Corporation.

         "SHAREHOLDER AGREEMENT" means the Shareholder Agreement by and among the Purchaser and the MBCP Group in the form of Exhibit D, the entering into of which is a condition to Closing by the Purchaser.

         "SUBSIDIARY" means any corporation, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

         "UNDERLYING SHARES" means (a) Common Shares issued or issuable upon conversion of the Series C Preferred Shares and (b) any Common Shares issued or issuable with respect to the securities referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds shares of Series C Preferred Stock shall be deemed to be a holder of Underlying Shares.

         1.2 RULES OF CONSTRUCTION. The following provisions shall be applied wherever appropriate herein:

                  (a) all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

                  (b) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against either party as the principal draftsperson hereof or thereof;

                  (c) the Disclosure Schedule and all of the Exhibits attached hereto are incorporated herein by reference and shall be considered an integral part of this Agreement; and

                  (d) for purposes of the representations and warranties of the Corporation set forth herein, the Corporation shall be deemed to have knowledge of any fact or matter known to an Executive Officer or director of any of its Subsidiaries.

                                   ARTICLE II

                   AUTHORIZATION AND SALE OF PREFERRED SHARES

         2.1 AUTHORIZATION. The Corporation will, prior to the Closing, (a) cause the Certificate of Incorporation of the Corporation to be duly amended by the adoption and filing of the Certificate of Designation, (b) duly authorize the issuance to the Purchaser of 1,450,000 Series C Preferred Shares, and (c) duly authorize and reserve for issuance upon conversion of Series C Preferred Shares 15,385,155 Common Shares.

         2.2  SALE  OF  PREFERRED  SHARES  TO  THE  PURCHASER.  Subject  to  the
satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein or in any document delivered pursuant hereto, at the Closing, the Corporation agrees to sell to the Purchaser, free and clear of any liens, claims, charges or encumbrances whatsoever, and the Purchaser agrees to purchase from the Corporation, 212,405 Series C Preferred Shares at the purchase price of $35.31 per share for an aggregate purchase price of $7,500,000.

         2.3      COMMITMENT TO BUY ADDITIONAL SHARES.

         (a) Subject to the conditions set forth in Section 2.4(a) below, on or before January 25, 1999 (the "ADDITIONAL SHARES CLOSING DATE"), the Purchaser agrees to purchase an additional 920,419 shares of Series C Preferred Stock (the "ADDITIONAL SHARES") at the purchase price of $35.31 per share for an aggregate purchase price of $32,500,000. At the closing of any such purchase and sale, the Corporation will deliver to the Purchaser a certificate, duly executed and registered in the name of the Purchaser or the Purchaser's nominee, for the number of Additional Shares being purchased and the Purchaser shall pay the purchase price of the shares by wire transfer of funds to an account designated by the Corporation. The Corporation agrees that the Additional Shares will be free and clear of any liens, claims, charges or encumbrances whatsoever.

         (b) The Purchaser may, at its option, purchase any or all of the Additional Shares prior to January 25, 1999 and without regard to whether the conditions set forth in Section 2.4(a) have been satisfied. The Purchaser may exercise this option by giving written notice thereof to the Corporation at any time, or from time to time, prior to January 21, 1999. The closing of any such purchase and sale will be held on the date specified by the Purchaser, which shall be within 10 days after the date of the Purchaser's written notice, but not later than January 25, 1999. At the closing of any such purchase and sale, the Corporation will deliver to the Purchaser a certificate, duly executed and registered in the name of the Purchaser or the Purchaser's nominee, for the number of Additional Shares being purchased and the Purchaser shall pay the purchase price of the shares by wire transfer of funds to an account designated by the Corporation. The Corporation agrees that the Additional Shares will be free and clear of any liens, claims, charges or encumbrances whatsoever.

         (c) If, on the Additional Shares Closing Date, the condition set forth in Section 2.4(a)(1) has not been satisfied, then the Purchaser shall have the continuing obligation (subject to the conditions set forth in Section 2.4(a) hereof) to purchase and the Corporation shall have the continuing obligation (subject to the conditions set forth in Section 2.4(b) hereof) to sell the Additional Shares on the terms set forth in Section 2.3(a) until the earlier of
(i) March 1, 1999 or (ii) the fifth day after the satisfaction of the condition contained in Section 2.4(a)(1) (the "EXTENDED CLOSING DATE"). The Corporation covenants and agrees to use reasonable efforts to satisfy each of the conditions contained Section 2.4(a), and the Purchaser covenants and agrees to use reasonable efforts to obtain the approval referenced in Section 2.4(a)(1).

         2.4      CONDITIONS PRECEDENT.

         (a) The Purchaser's obligations set forth in Section 2.3 above and the Corporation's option set forth in Section 2.5 below are subject to the satisfaction (or written waiver by Purchaser) of each of the following conditions on and as of the Additional Shares Closing Date or any Extended Closing Date:

                           (1) HSR Approval. The Purchaser's  acquisition of the
                  Additional Shares has been approved pursuant to the HSR Act, or all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or otherwise been terminated.

                           (2) Representations and Warranties Correct. The representations and warranties made by the Corporation in
                  Article IV shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the Additional Shares Closing Date or the Extended Closing Date, as applicable.

                           (3)  Performance.   All  covenants,   agreements  and
                  conditions contained in this Agreement to be performed or complied with by the Corporation at or prior to the Additional Shares Closing Date or the Extended Closing Date, as applicable shall have been performed or complied with in all material respects.

                           (4) Legal Investment. The purchase of Series C Preferred Shares (including the Additional Shares) by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Corporation are subject, except that the voting rights of the Series C
                  Preferred Stock may violate the Marketplace Rules of the NASDAQ Stock Market.

                           (5) Qualifications. All consents, authorizations, approvals or permits of, or filings with, any governmental authority, including state securities or "BLUE SKY" offices, that are required by law in connection with the lawful sale and issuance of the Additional Shares, the conversion of the Additional Shares into Common Shares and the issuance of Common Shares upon conversion of the Additional Shares shall have been duly obtained by the Corporation, and shall be effective as of the Additional Shares Closing Date or the Extended Closing Date.

                           (6) No Injunction. As of the Additional Shares Closing Date or the Extended Closing Date, there shall be no effective injunction, writ, preliminary restraining order or order of any nature issued by a court of competent jurisdiction directing that the transactions provided for in this Agreement or the Related Agreements not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby or thereby.

                           (7) Consents. All consents, approvals or other authorizations required in order to avoid a violation of, or the creation of any rights under, any material contract to which the Corporation is a party as a result of the purchase of the Additional Shares shall have been obtained.

                           (8) No  Default.  No event of  default on the part of
                  the Corporation or any of the MBCP Group, and no event that, with the giving of notice, the passage of time or both, would become such an event of default, shall have occurred and be continuing (or would occur as a result of the Purchaser's purchase of Additional Shares) under the Credit Agreement, this Agreement or any of the Related Agreements and the Purchaser shall continue to have and be entitled to exercise the voting rights granted to it pursuant to the Shareholder Agreement and the Irrevocable Proxy.

                           (9) No  Adverse  Changes.  Since  the  date  of  this
                  Agreement, there has not been any material adverse change in the business, assets, prospects, operations, or condition, financial or otherwise, of the Corporation.

                           (10) Board of Directors.  As of the Additional Shares
                  Closing Date and any Extended Closing Date, the Purchaser's Directors comprise at least one-half of the board of directors of the Corporation and each of its Subsidiaries.

                           (11) Certificate of Officer. The Corporation has delivered to the Purchaser a certificate signed by an Executive Officer to the effect that all of the conditions set forth in Section 2.4(a) are satisfied in all respects.

                           (12) Opinion of Counsel. The Corporation has delivered to the Purchaser a "clean" opinion of the
                  Corporation's counsel that, under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, the resolution of the Corporation's Board of Directors dated December 29, 1998 purporting to increase the number of directors on the Corporation's Board of Directors was legally effective to increase the size of the Corporation's Board of Directors to eight members, without an amendment to the Corporation's Certificate of Incorporation.

         (b) The Corporation's obligations to sell the Additional Shares are subject to the satisfaction (or written waiver by the Corporation) of each of the following conditions on and as of the Additional Shares Closing Date or any Extended Closing Date:

                           (1) HSR Approval. The Purchaser's  acquisition of the
                  Additional Shares has been approved pursuant to the HSR Act, or all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or otherwise been terminated.

                           (2) Representations and Warranties Correct. The representations and warranties made by the Purchaser in
                  Article V shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the Additional Shares Closing Date or the Extended Closing Date, as applicable.

                           (3) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser at or prior to the Additional Shares Closing Date or the Extended Closing Date shall have been performed or complied with in all material respects.

                           (4) Legal Investment. The purchase of Series C Preferred Shares (including the Additional Shares) by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Corporation are subject, except that the voting rights of the Series C
                  Preferred Stock may violate the Marketplace Rules of the NASDAQ Stock Market.

                           (5) Qualifications. All consents, authorizations, approvals or permits of, or filings with, any governmental authority, including state securities or "BLUE SKY" offices, that are required by law in connection with the lawful sale and issuance of the Additional Shares, the conversion of the Additional Shares into Common Shares and the issuance of Common Shares upon conversion of the Additional Shares shall have been duly obtained by the Corporation, and shall be effective as of the Additional Shares Closing Date or the Extended Closing Date.

                           (6) No Injunction. As of the Additional Shares Closing Date or the Extended Closing Date, there shall be no effective injunction, writ, preliminary restraining order or order of any nature issued by a court of competent jurisdiction directing that the transactions provided for in this Agreement or the Related Agreements not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby or thereby.

                           (7) No  Default.  No event of  default on the part of
                  the Purchaser shall have occurred and be continuing under this Agreement or any of the Related Agreements.

         2.5 OPTIONAL REDEMPTION. If all of the conditions precedent set forth in Section 2.4(a) above have been satisfied as of January 25, 1999 (or, in the case of the condition set forth in Section 2.4(a)(1), such condition has been satisfied by March 1, 1999) but the Purchaser has failed to purchase the Additional Shares in accordance with Section 2.3, then the Corporation shall have an option to redeem all (but not less than all) of the Purchaser's Series C Preferred Shares at a purchase price of $35.31 per share. The Corporation may exercise this option by giving written notice thereof to the Purchaser within 21 days after the applicable date referred to in the preceding sentence, after which date the Corporation's option shall expire. The closing of any such purchase and sale will be held within ten days after the date of the Corporation's written notice. At the closing, the Purchaser will deliver to the Corporation a certificate and an assignment separate from certificate, duly executed by Purchaser, transferring the shares to the Corporation or its nominee, and the Corporation shall pay the purchase price of the shares by wire transfer to an account designated by the Purchaser. The Purchaser agrees that such Series C Preferred Shares will be free and clear of any liens, claims, charges or encumbrances whatsoever arising by or on account of the acts of the Purchaser or anyone claiming by or through the Purchaser.

         2.6 OPTION TO BUY ADDITIONAL SHARES. The Corporation hereby grants to the Purchaser an option (the "ADDITIONAL SHARES OPTION") to purchase up to an additional 283,206 shares of Series C Preferred Stock (the "OPTION SHARES") at the purchase price of $35.31 per share for an aggregate purchase price of up to $10,000,000. The Purchaser may exercise this option by giving written notice thereof to the Corporation at any time, or from time to time, on or before the date on which the BT Loan is fully repaid or refinanced, after which date the Purchaser's option shall expire. The closing of any such purchase and sale will be held within ten days after the date of the Purchaser's written notice. At the closing, the Corporation will deliver to the Purchaser a certificate, duly executed and registered in the name of Purchaser or the Purchaser's nominee, for the number of Option Shares being purchased and the Purchaser shall pay the purchase price of the shares by wire transfer of funds to an account designated by the Corporation. The Corporation agrees that the Option Shares will be free and clear of any liens, claims, charges or encumbrances whatsoever.


                                   ARTICLE III

                            INITIAL CLOSING; DELIVERY

         3.1  CLOSING.  The Closing of the  purchase  and sale  contemplated  by
Section 2.2 will be held on December 31, 1998 or such other date and at such time and place as may be agreed to by the Corporation and the Purchaser (the "CLOSING DATE").

         3.2 DELIVERIES AT CLOSING. At the Closing, the Corporation will deliver to the Purchaser a certificate, duly executed and registered in the name of Purchaser or the Purchaser's nominee, for 212,405 Series C Preferred Shares against payment by the Purchaser of the aggregate purchase price therefor by wire transfer of funds to an account designated by the Corporation.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF THE CORPORATION

         As of the date of this Agreement, and as of the Closing, the Corporation hereby represents and warrants to the Purchaser as follows:

         4.1 ORGANIZATION AND STANDING. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has the requisite legal and corporate power to own all the properties owned by it, and to conduct its business as presently being and as proposed to be conducted by it.

         4.2 CORPORATE POWER. The Corporation has all requisite legal and corporate power to enter into this Agreement and the Related Agreements, to issue and sell the Series C Preferred Shares and the Common Shares issuable upon conversion of the Series C Preferred Shares and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements.

         4.3 SUBSIDIARIES. Except as set forth in the Company Reports, the Corporation has no Subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any Person.

         4.4 CAPITALIZATION. As of the Closing, the Corporation's authorized capital stock will consist of 65,000,000 Common Shares and 10,000,000 shares of Preferred Stock, of which (i) 750,000 shares have been designated Series A Preferred Stock, (ii) 3,000,000 shares have been designated Series B Preferred Stock and (iii) 1,450,000 shares have been designated Series C Preferred Stock (of which no shares have yet been issued). After giving effect to the consummation of the transactions contemplated by this Agreement at the Closing, the only shares of capital stock issued and outstanding, reserved for issuance or committed to be issued will be:

                  (a) 18,059,620 fully paid and non-assessable Common Shares, duly issued and outstanding;

                  (b) 493,889 fully paid and non-assessable shares of Series A Preferred Stock duly issued and outstanding;

                  (c) 2,962,687 fully paid and non-assessable shares of Series B Preferred Stock duly issued and outstanding;

                  (d) 212,405 fully paid and non-assessable Series C Preferred Shares duly issued and outstanding and owned of record by the Purchaser;

                  (e)  1,975,556   Common  Shares  reserved  for  issuance  upon
         conversion of the Series A Preferred Stock;

                  (f) 11,850,748 Common Shares reserved for issuance upon conversion of the Series B Preferred Stock;

                  (g) 15,385,155 Common Shares reserved for issuance upon conversion of the Series C Preferred Stock; and

                  (h) 10,236,000 Common Shares reserved for issuance upon exercise of options and warrants.


Except as set forth in this Section 4.4, there are no outstanding securities of the Corporation which are convertible into or exchangeable for any shares of the Corporation's capital stock or contain any capital appreciation or profit participation features, there is no existing contract, option, warrant, call or other commitment or right of any character granted or issued by the Corporation calling for or relating to the issuance or transfer of shares of capital stock or any other securities of the Corporation and there are no stock appreciation rights or phantom stock plans. As of the Closing, before and after giving effect to the transactions contemplated hereby, the Corporation will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to the Corporation's Certificate of Incorporation. There are no statutory or contractual preemptive rights or rights of refusal with respect to (i) the issuance of the Series C Preferred Shares hereunder, (ii) the issuance of Common Shares upon conversion of the Series C Preferred Shares, or (iii) the issuance of any other shares of capital stock or other securities or rights of the Corporation. The Corporation has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. Other than the Anderlit Proxy, the BT Side Letter and the Shareholder Agreement, there are no agreements between the MBCP Group and the Corporation's other shareholders with respect to the voting or transfer of the Corporation's capital stock or with respect to any other aspect of the Corporation's affairs.

         4.5 AUTHORIZATION. All corporate action on the part of the Corporation, its directors and shareholders necessary for the authorization, execution, delivery and performance by the Corporation of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, and for the authorization, issuance and delivery of the Series C Preferred Shares, has been taken. This Agreement and the Related Agreements have been duly executed and delivered and are legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by the availability of equitable remedies.

         4.6 VALIDITY OF SHARES. The Series C Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of all liens, charges, claims and encumbrances and will not be subject to any preemptive rights. The Common Shares issuable upon conversion of the Series C Preferred Shares have been duly and validly reserved and, upon issuance in accordance with the conversion provisions of the Series C Preferred Shares, will be duly and validly issued, fully paid, non-assessable and free and clear of all liens, charges, claims and encumbrances.

         4.7 FINANCIAL STATEMENTS. The financial statements contained in the Company Reports have been prepared in accordance with GAAP and fairly and accurately present the financial position of the Corporation and the results of its operations and cash flow for the periods indicated, subject in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes.

         4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company Reports or in the Disclosure Schedule, and except for liabilities incurred after September 30, 1998 in the ordinary course of business, the Corporation and its Subsidiaries have no material liabilities (fixed or contingent, including without limitation, any tax liabilities due or to become due) which are, or Indebtedness which is, not fully reflected or provided for in the September Balance Sheet. The Corporation does not know of any basis for the assertion against the Corporation or any Subsidiary as of the date hereof of any material liabilities not adequately reflected or reserved against on the September Balance Sheet. Except for approximately $100,000 of accumulated dividends owed to the holders of the Series A Preferred Stock, there are currently no accumulated and unpaid dividends with respect to any of the securities of the Corporation.

         4.9 NO ADVERSE CHANGES. Except as set forth in the Company Reports or in the Disclosure Schedule, since September 30, 1998, there has not been any material adverse change in the business, assets, prospects, operations, or condition, financial or otherwise, of the Corporation or any of its Subsidiaries (a "MATERIAL ADVERSE CHANGE") and, except as contemplated by this Agreement or the Related Agreements or as set forth in the Disclosure Schedule, since September 30, 1998 the Corporation and its Subsidiaries have not:

                  (a) issued, sold or delivered, or agreed to issue, sell or deliver, any of its stock, bonds, evidences of indebtedness or other securities (whether authorized or unissued or held in its treasury);

                  (b) discharged or satisfied any material lien or encumbrance or paid any material Indebtedness, other than in the ordinary course of business;

                  (c) declared or made or set aside, or agreed to declare or make or set aside, any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock;

                  (d) granted any increase in the wages or salaries of any of the Management Group;

                  (e) paid or accrued any bonus or made any similar payment or accrual to or with respect to any of the Management Group;

                  (f) except in the ordinary course of business, sold, assigned, transferred or granted any right under any concession, lease, license, agreement, patent, trademark, service mark, trade name, copyright, software or other similar assets, except for fair consideration or prudent business reasons;

                  (g) sold, assigned, or transferred any other material asset or property of any nature whatsoever (other than in the ordinary course), whether real, personal or mixed, tangible or intangible;

                  (h) directly or indirectly paid or made a commitment to pay any severance or termination pay to any of the Management Group;

                  (i) made any material change in its method of accounting;

                  (j) made any Investment or commitment  therefor in any Person;
         or

                  (k) other than this Agreement, entered into any other material transaction except in the ordinary course of business.

         4.10 CONTRACTS. As used herein, the term "MATERIAL CONTRACT" means any oral or written contract to which the Corporation or any Subsidiary is a party or by which it or its property is bound which would be required to be disclosed pursuant to Item 601 of Regulation S-K promulgated by the Commission. Except as set forth in the Company Reports or in the Disclosure Schedule, and except that the Corporation's payments of certain of its trade payables are overdue, neither the Corporation nor any of its Subsidiaries is in default, and neither have been notified by any other party that it is in default under any material contract and, to the best knowledge of the Corporation, no other party to any such material contract is in default thereunder, except where the default would not result in a Material Adverse Change. The Disclosure Schedule contains a list of every material contract entered into after September 30, 1998 and every amendment entered into after September 30, 1998 of a material contract existing prior to September 30, 1998.

         4.11     ERISA.

                  (i) Multiemployer Plans. The Corporation and its Subsidiaries have no obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "MULTIEMPLOYER PLAN" (as defined in Section 3(37) of ERISA).

                  (ii) Employee Benefit and Retiree Welfare Plans. The Corporation and its Subsidiaries do not maintain or have any obligation to contribute to (or any other liability with respect to) any defined benefit plan (as defined by ERISA), defined contribution plan (as defined by ERISA) or any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code).

                  (iii) Other Plans. Except as set forth in the Disclosure Schedule, and except for customary fringe benefits provided to its employees, the Corporation and its Subsidiaries do not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan (formal or informal), plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated. Such plans and other arrangements are referred to as the "OTHER PLANS."

                  (iv) The Corporation. For purposes of this Section 4.11, the term "CORPORATION" includes all organizations under common control with the Corporation pursuant to Section 414 of the Code.

         4.12  ARRANGEMENTS WITH OFFICERS,  DIRECTORS AND OTHERS.  Except as set
forth in the Company Reports or in the Disclosure Schedule, there are no existing contracts or arrangements or proposed transactions between the Corporation and any Affiliate of the Corporation or any of the Management Group.

         4.13 TAX LIABILITIES. The Corporation and its Subsidiaries have filed all federal, state, county, local and foreign tax reports and returns required by any law or regulation to be filed by it except for extensions duly obtained; such returns are true, correct and complete and accurately reflect the tax liabilities of the Corporation and its Subsidiaries; the Corporation and its Subsidiaries have either timely paid all taxes, duties and charges indicated due on the basis of such returns and reports, or will have made adequate provision for the payment thereof; and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on the September Balance Sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Corporation and its Subsidiaries accrued through the date of such balance sheet. The Corporation and its Subsidiaries have paid all taxes owed by the Corporation and its Subsidiaries and have withheld and paid over all taxes which it was obligated to withhold from amounts owing to any employee, creditor or third party. The federal income tax returns of the Corporation and its Subsidiaries have not been audited by the Internal Revenue Service and no controversy with respect to taxes of any type is pending or, to the best knowledge of the Corporation, threatened. The Corporation has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it. The Corporation has never filed an election pursuant to Section 1362 of the Code that it be taxed as an S corporation.

         4.14 INSURANCE. The Corporation and its Subsidiaries maintain in effect with insurers rated A or above by A.M. Best insurance on its assets, and upon its business and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by corporations engaged in the same or similar businesses in adequate amounts. The Corporation and its Subsidiaries maintain in effect with insurers rated A or above by A.M. Best all insurance required to be carried by law or by any contract to which it is a party.

         4.15 LITIGATION. Except as set forth in the Disclosure Schedule, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of the Corporation) pending or to the Corporation's knowledge threatened (nor, to the best knowledge of the Corporation does any basis exist therefor) against or affecting the Corporation or any of its Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. No action, suit, proceeding or investigation set forth in the Disclosure Schedule could reasonably be expected to, alone or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Corporation's ability to carry out the transactions contemplated by this Agreement or the Related Agreements. Neither the Corporation nor any of its Subsidiaries are operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic, and neither the Corporation nor any of its Subsidiaries have been charged or threatened with a charge of violation, or under investigation with respect to possible violation, of any provision of any federal, state or local law or administrative ruling or regulation relating to its or their business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise.

         4.16 CONSENTS. Subject in part to the truth and accuracy of the representations of the Purchaser set forth in this Agreement, and except for (a) matters set forth in the Disclosure Schedule or (b) the approval required under the HSR Act with respect to the sale of Additional Shares, all consents, approvals, qualifications, orders or authorizations of, or filings with, any governmental authority, including state securities or Blue Sky offices, required prior to the sale of the Series C Preferred Shares pursuant to Section 2.2, in connection with the Corporation's valid execution, delivery or performance of this Agreement and the Related Agreements, the offer, sale and issuance of the Series C Preferred Shares, the conversion of the Series C Preferred Shares, the issuance of the Common Shares issuable upon conversion of the Series C Preferred Shares, and the consummation of any other transaction contemplated on the part of the Corporation hereby have been obtained or made.

         4.17 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. The September Balance Sheet reflects all of the assets of the Corporation and its Subsidiaries as of the date thereof that are required to be reflected by GAAP. Except (a) as disclosed in the Company Reports, and (b) for liens in connection with lease financing incurred in the ordinary course of business (the liability for which is reflected in the September Balance Sheet or was incurred in the ordinary course of business after September 30, 1998), the Corporation and its Subsidiaries have good and marketable title to (or, with respect to those assets reflected as being held pursuant to a capital lease, have a valid leasehold interest in) all of the assets reflected in the September Balance Sheet (except as disposed of in the ordinary course of business since the date of the September Balance Sheet), free and clear of any mortgage, pledge, lien, security interest, conditional sale agreement, claim, encumbrance or charge except for the liens held by the Lenders. Except (a) as disclosed in the Company Reports, and (b) for liens in connection with lease financing incurred in the ordinary course of business (the liability for which is reflected in the September Balance Sheet or was incurred in the ordinary course of business after September 30, 1998), the Corporation and its Subsidiaries have good and marketable title to (or, with respect to those assets reflected as being held pursuant to a capital lease, have a valid leasehold interest in) all of the assets used to conduct their business as presently conducted, free and clear of any mortgage, pledge, lien, security interest, conditional sale agreement, claim, encumbrance or charge except for the liens held by the Lenders. All material fixed assets of the Corporation and its Subsidiaries are in good operating condition and repair, subject to normal wear and tear.

         4.18 PROPRIETARY RIGHTS. Except as set forth in the Disclosure Schedule and except for shrink-wrap software licenses and industry standard licensing arrangements: (a) the Corporation and its Subsidiaries own and possess all right, title and interest in and to, or has a valid and enforceable license to use, the Proprietary Rights necessary for the operation of the business of the Corporation and its Subsidiaries as currently conducted; (b) no claim by any third Person contesting the validity, enforceability, use or ownership of any Proprietary Rights has been made, is currently outstanding or, to the best knowledge of the Corporation, is threatened; (c) to the best knowledge of the Corporation, the loss or expiration of any Proprietary Rights is not threatened, pending or reasonably foreseeable; (d) neither the Corporation nor any Subsidiaries have received any notices of, any infringement or misappropriation by, or conflict with, any other Person with respect to the Proprietary Rights (including, but not limited to, any demand or request that the Corporation or any Subsidiary license any rights from a third Person); and (e) to the best of the Corporation's knowledge, neither the Corporation nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third Persons and the Corporation is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Corporation or its Subsidiaries as currently conduct or as proposed to be conducted.

         4.19 OFFERING. Subject in part to the truth and accuracy of the representations of the Purchaser set forth in this Agreement, the offer, sale and issuance of the Series C Preferred Shares and the issuance of the Common Shares issuable upon conversion of the Series C Preferred Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and the securities laws of the State of Illinois.

         4.20 COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. The Corporation and each of its Subsidiaries has complied in all material respects with, and is currently in compliance in all material respects with, the terms of its certificate of incorporation and by-laws (or other organizational documents) and the provisions of all mortgages, indentures, contracts, agreements, instruments, judgments, decrees, orders, statutes, rules and regulations to which it is subject or by which it or any of its property is bound. The Corporation and each of its Subsidiaries has all franchises, permits, licenses and approvals necessary to conduct its business as presently conducted. The Corporation and its Subsidiaries are not in violation of any term or provision of any such franchise, permit, license or approval. The Corporation has no knowledge of any change to or proposals to change any law, statute, rule or regulation which could adversely affect the ability of the Corporation or any of its Subsidiaries to conduct its business as presently conducted or as proposed to be conducted.

         4.21 NO VIOLATION. The execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, and the fulfillment by the Corporation of the terms hereof or thereof, will not (a) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws (or other organizational documents) of the Corporation, (b) except as set forth in the Disclosure Schedule and except for the filing required pursuant to the HSR Act with respect to the sale of the Additional Shares, to the Corporation's knowledge, result in a material default or material breach, give rise to any right of termination, cancellation or acceleration, or require any consent, approval, authorization or permit of, or filing or notification to, any governmental authority, any court or tribunal or any other Person (other than approval of the Lenders, a copy of which approval is attached as Exhibit E, and notification of the issuance of the Series C Preferred Shares in accordance with Nasdaq requirements), under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation, any Subsidiary or any of their assets may be bound or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Corporation, any Subsidiary or any of their assets.

         4.22 REGISTRATION RIGHTS. Except as provided for in the Disclosures Schedule or the Registration Agreement and effective upon execution thereof, neither the Corporation nor any Subsidiary is under any obligation to register under the Securities Act any of its currently unregistered outstanding securities or any of its securities which may hereafter be issued, which would materially affect the Corporation's ability to perform its obligations under the Registration Agreement.

         4.23 EMPLOYEE RELATIONS. There are no unfair labor practice charges or grievances pending or in process or, to the best knowledge of the Corporation, threatened by or on behalf of any employee of the Corporation or any Subsidiary, nor any complaints received by the Corporation or any Subsidiary or, to the best knowledge of the Corporation, threatened or on file, with any federal, state or local governmental agencies alleging employment discrimination or other violations of laws pertaining to such employees. The Corporation is not aware that any officer or key employee of the Corporation or any Subsidiary or any significant group of employees of the Corporation or any Subsidiary has any plans to terminate employment with the Corporation or any Subsidiary. The Corporation is not aware of any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Except for agreements between the Corporation or any Subsidiary and its present and former employees, neither the Corporation, any Subsidiary nor, to the best knowledge of the Corporation, any employees of the Corporation or any Subsidiary is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Corporation or any Subsidiary, which limit the ability of the Corporation or any Subsidiary to conduct its business in any material respect or prohibit such employee from being employed by the Corporation or any Subsidiary.

         4.24 FEES AND COMMISSIONS. The Corporation has not retained a finder, broker, agent, financial advisor or other intermediary (collectively "INTERMEDIARY") in connection with the transactions contemplated by this Agreement, and the Corporation agrees to indemnify and hold harmless the Purchaser from liability for any compensation to any such Intermediary and the fees and expenses of defending against such liability or alleged liability.

         4.25 DISCLOSURE. This Agreement, the schedules and exhibits hereto, the Company Reports and the financial statements included in the Company Reports, when read together, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made. There is no fact known to the Corporation relating to the business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise, of the Corporation or any Subsidiary that is reasonably likely to materially adversely affect the same which has not been disclosed in writing to the Purchaser by the Corporation.

         4.26 ENVIRONMENTAL MATTERS. Neither the Corporation nor any Subsidiary is currently being charged with a violation, or operating its business in violation, of any applicable Environmental Law and neither the Corporation nor any Subsidiary has received notice or correspondence from any governmental agency that it may be in violation of, or potentially liable with respect to, any Environmental Law. Neither the Corporation nor any Subsidiary is (i) the subject of any "Superfund" investigation or any state lien environmental law or
(ii) the subject of any federal or state investigation or administrative proceeding evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment. Except for violations which do not result in a Material Adverse Change (and, for purposes of this Section 4.26, without limiting the scope thereof, a Material Adverse Change will be deemed to include any cost, expense or liability to the Corporation and its Subsidiaries in excess of $100,000), there are no physical conditions existing on any portion of the real estate owned or leased by the Corporation or any Subsidiary or any of the sites at which the business of the Corporation or any Subsidiary is being conducted or has been conducted in the past that constitute a violation of any Environmental Law. No expenditures in excess of $100,000 in the aggregate will be required in order for the Corporation or any Subsidiary to comply with any Environmental Law as a result of the operation of its business, including, but not limited to, expenditures relating to the clean-up or removal of any Hazardous Substance which may have been discharged or released at any sites at which the Corporation or any Subsidiary is conducting or has conducted its business activities. Neither the Corporation nor any Subsidiary is in violation of any conditions or limitations of any permit and has not exceeded any limitation contained in such permits which could subject the Corporation or any Subsidiary to a surcharge. The Corporation and each Subsidiary possesses all permits and licenses required to operate its business as it is presently conducted the failure of which to possess would result in a Material Adverse Change, and neither the Corporation nor any Subsidiary is obligated to obtain any license, permit or permission relevant to its operations as currently being conducted and relating to the generation, handling, storage, transportation or disposal of any Hazardous Substance.

         4.27 SEC REPORTS. From January 1, 1998 to the date hereof, the Corporation has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission including, but not limited to, Forms 10-KSB, Forms 10-QSB and Forms 8-K (collectively, the "COMPANY REPORTS"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Company Reports complied in all material respects with all the rules and regulations promulgated by the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.28 WAIVER BY SENIOR DEBT HOLDERS. There is no event of default, or any event which with the giving of notice, the passage of time or both would become an event of default under the Credit Agreement. Subject to the Corporation's sale of at least $40,000,000 of equity securities on or before January 25, 1999, the Lenders have waived any and all special dilution or default rights that they may have pursuant to the Credit Agreement or otherwise as set forth in Exhibit E. Such waiver is attached hereto as Exhibit E.

         4.29 INCREASE IN SIZE OF BOARD OF DIRECTORS. The Corporation has taken all action necessary to increase the size of its Board of Directors to eight and to appoint to the Board the following individuals, who shall constitute the initial Purchaser's Directors: Michael E. Heisley, Sr., Stanley H. Meadows, Emily Heisley Stoeckel and Larry Gies.


                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Corporation as of the date hereof, and as of the Closing, as follows:

         5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted.

         5.2 AUTHORITY. The Purchaser has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All actions required to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

         5.3 VALIDITY. This Agreement has been duly executed and delivered by the Purchaser and is the lawful, valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         5.4 INVESTMENT REPRESENTATIONS. (a) The Purchaser acknowledges that the Series C Preferred Shares have not been registered under the Securities Act, or the securities laws of any state or regulatory body and are being offered and sold in reliance upon exemptions from the requisite requirements of the Securities Act and such laws and may not be transferred or resold without registration under such laws unless an exemption is available. Each certificate for Series C Preferred Shares received by Purchaser pursuant to this Agreement will be imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND STATE SECURITIES LAWS IS AVAILABLE.

         (b) The Purchaser is acquiring the Series C Preferred Shares for investment and not with a view to the resale or distribution thereof.

         (c) The Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act), is sophisticated in financial matters and is familiar with the business of the Corporation so that it is capable of evaluating the merits and risks of its investment in the Corporation and has the capacity to protect its own interests. The Purchaser has had the opportunity to investigate on its own the
Corporation's business, management and financial affairs and has had the opportunity to review the Corporation's operations and facilities and to ask questions and obtain whatever other information concerning the Corporation as the Purchaser has deemed relevant in making its investment decision.


                                   ARTICLE VI

                            REPORTING AND INSPECTION

         6.1 ACCOUNTING. The Corporation will maintain a system of accounting established and administered in accordance with GAAP and all financial statements or information delivered under Section 6.2 will be prepared in accordance with GAAP consistently applied.

         6.2 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Corporation will deliver to the Purchaser (so long as such Purchaser holds any of the Series C Preferred Shares acquired by the Purchaser under this Agreement):

                  (a) within ninety (90) days after the end of each fiscal year of the Corporation, consolidated income statements, statements of cash flow and balance sheets of the Corporation and its Subsidiaries, for such fiscal year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified without qualification by an independent certified public accounting firm of national standing;

                  (b) within forty-five (45) days after the end of each fiscal quarter, consolidated income statements, statements of cash flow and balance sheets of the Corporation and its Subsidiaries as of the end of quarter and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;

                  (c) as soon as practicable following its receipt thereof, copies of all management letters and all other reports, if any, submitted to the Corporation by its independent public accountants;

                  (d) promptly after the filing thereof, a copy of each Company Report, financial statement, report and return that the Corporation files with the Commission or any stock exchange;

                  (e) promptly upon the occurrence thereof, notice of any event which has had, or could reasonably be expected to result in, a Material Adverse Change; and

                  (f) with reasonable promptness, such other data and information as from time to time may be reasonably requested by the Purchaser or holder and such data as the Corporation may from time to time furnish to holders of its securities in their capacities as such.

Delivery of the financial statements and other information referred to above by the Corporation to any of the Purchaser's Directors shall constitute delivery to the Purchaser as required by this Section 6.2.

         6.3 INSPECTION RIGHTS. The Corporation will permit (and will cause its Subsidiaries to permit) an authorized representative designated by the Purchaser, at the Purchaser's expense, to visit and inspect the properties of the Corporation and its Subsidiaries, including their books and records (and to make extracts therefrom or copies thereof) and to discuss their affairs, finances and accounts with its officers, all at such reasonable times and as often as such party may reasonably request.


                                   ARTICLE VII

                          COVENANTS OF THE CORPORATION

         7.1 INSURANCE. The Corporation and its Subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers rated A or above by A.M. Best, insurance with respect to its assets and business against loss or damage covering risks of such types and in such amounts which are customary for similarly situated corporations of established reputation engaged in the same or similar businesses, in adequate amounts, and at the request of any Purchaser shall furnish such Purchaser with evidence of the same.

         7.2 PAYMENT OF TAXES AND OTHER OBLIGATIONS. The Corporation and its Subsidiaries will pay or cause to be paid all taxes, assessments and other governmental charges levied upon any of its assets or in respect of its franchises, businesses, income or profits, all trade accounts payable in accordance with usual and customary business terms for the industry in which the Corporation and its Subsidiaries operate, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any asset of the Corporation or any Subsidiary, before the same become delinquent except that (unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced) no such charge need be paid if it is being contested in good faith and by appropriate measures promptly initiated and diligently conducted if (a) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice consistent with GAAP shall have been made therefor, and (b) such contest does not have a material adverse effect on the financial condition of the Corporation or any Subsidiary or the ability of the Corporation or any Subsidiary to pay any Indebtedness.

         7.3 COMPLIANCE WITH LAWS. The Corporation and its Subsidiaries will comply in all material respects with all laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it and its assets. Neither the Corporation nor anyone acting on its behalf will take any action hereafter that could cause the loss of the exemption from the registration requirements of the Securities Act for the sale and issuance of the Series C Preferred Shares and the issuance of the Common Shares issuable upon conversion of the Series C Preferred Shares. The Corporation shall timely file all reports, registrations and statements, and any and all amendments thereto, that are required to be filed with the Commission and any state securities commission or agency, including, but not limited to, Forms 10-KSB, 10-QSB and Forms 8-K, except where its noncompliance would not result in a Material Adverse Change.

         7.4 PRESERVATION OF CORPORATE EXISTENCE AND PROPERTY. The Corporation will preserve, protect and maintain (a) its corporate existence, and (b) all rights, franchises, accreditations, privileges and properties, the failure of which to preserve, protect and maintain could result in a Material Adverse Change.

         7.5 DIRECTOR EXPENSES. The Corporation will promptly reimburse each of the Purchaser's Directors for all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors of the Corporation or any committee thereof.

         7.6 PROPRIETARY RIGHTS. The Corporation and its Subsidiaries will possess and maintain all material Proprietary Rights necessary to the conduct of their businesses and own all right, title and interest in and to, or have a valid license for, all material Proprietary Rights used by the Corporation and each Subsidiary in the conduct of its business. The Corporation will not (and will not permit any Subsidiary to) take any action, or fail to take any action, which would result in the invalidity, abuse, misuse or unenforceability of such Proprietary Rights or which would infringe upon any rights of other Persons.

         7.7 COMPLIANCE WITH AGREEMENTS. The Corporation will comply in all material respects with all terms and provisions of, and perform and observe all of its obligations set forth in, the Corporation's Certificate of Incorporation and by-laws, the Registration Agreement, the Shareholder Agreement and all other material contracts to which the Corporation is a party.

         7.8 NO RESTRICTIONS. The Corporation will not enter into or become subject to any agreement or instrument (a) the performance of which could result in a breach of this Agreement, any of the Related Agreements or the Corporation's Certificate of Incorporation or by-laws, or (b) with respect to which the Corporation could become in default by virtue of complying with the terms and provisions of this Agreement, the Related Agreements, and the Corporation's Certificate of Incorporation and by-laws.

         7.9 NEGATIVE COVENANTS. Without the prior approval, by vote or written consent, of a majority of all of the members of the Board of Directors, which approval shall in any event include the approval of at least one of the Purchaser's Directors, the Corporation will not, and the Corporation will not permit any Subsidiary to:

                  (a) enter into any proposed financings or refinancings by the Corporation or any Subsidiary, including but not limited to financing through the issuance of Indebtedness, reimbursement obligations with respect to letters of credit, bankers' acceptances and surety bonds, any obligation evidenced by a note, bond, debenture or similar instrument, and any indebtedness secured by a lien or security interest in any property of the Corporation or any Subsidiary (collectively "DEBT FINANCINGS");

                  (b) enter into any proposed financing by the issuance or sale of equity interests (or any security or interest that is convertible into or exchangeable for equity interests) in the Corporation or any Subsidiary ("EQUITY FINANCINGS");

                  (c) hire, fire or change the compensation or benefits payable to, any of the Management Group; and

                  (d) directly or indirectly declare or pay any dividends (other than stock dividends) on Common Shares at a time there are any arrearages of dividends payable to holders of Series C Preferred Shares;

                  (e) directly or indirectly redeem, purchase or otherwise acquire any of the Corporation's equity securities;

                  (f) make any amendment to the Certificate of Designations;

                  (g) make or permit to exist any Investment in excess of $100,000 other than: (i) Investments existing on the date hereof; (ii) Investments in short-term obligations issued by, or guaranteed by, the United States Government; (iii) Investments in negotiable certificates of deposit, bankers' acceptances or money market securities issued by any bank or branch of a bank having capital and surplus of at least $300,000,000 in the aggregate at all times; and (iv) Investments in commercial paper rated P1 or A1 by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively;

                  (h) make any loans or advances to, or guarantees for the benefit of, any Person, other than travel advances and similar loans to employees not to exceed $10,000 at any one time in the aggregate;

                  (i) acquire any Subsidiaries for consideration with a value in excess of $100,000;

                  (j) enter into the ownership, active management or operation of any business other than the type of business conducted by the Corporation and its Subsidiaries as of the date of the Closing;

                  (k) merge or consolidate with any Person;

                  (l) liquidate, dissolve or effect a recapitalization in any form of transaction;

                  (m) sell, lease or otherwise dispose of 10% or more (based upon the book values reflected on the Corporation's most recent audited financial statement provided to the Purchaser) of the assets of the Corporation in any transaction or series of related transactions;

                  (n) acquire any interest in any company or business (whether by a purchase of assets (other than purchases of equipment, inventory, supplies, etc. in the ordinary course of business), purchase of stock, merger or otherwise) for consideration with a value in excess of $100,000, or enter into any joint venture;

                  (o) enter into, amend, modify or supplement any contract, transaction, commitment or arrangement with any Affiliate or any of the Management Group or knowingly enter into, amend, modify or supplement any contract, transaction, commitment or arrangement with any Family Member of any of the Management Group or with any entity in which any such Person owns a material beneficial interest except as otherwise expressly contemplated by this Agreement and except upon fair and reasonable terms no less favorable to the Corporation than would be obtained by the Corporation in a comparable arm's-length transaction with a Person who is not an Affiliate of the Corporation and which terms have been approved by a majority of the disinterested directors;

                  (p) except for the BT Loan, create, incur, assume or suffer to exist, Indebtedness exceeding an aggregate principal amount of $100,000 outstanding at any time on a consolidated basis;

                  (q) make capital expenditures during any fiscal year ending after the Closing Date (including, without limitation, payments with respect to capitalized leases, as determined in accordance with GAAP consistently applied) more than $100,000 in excess of the amount budgeted therefor in a budget that has been approved by the Board of Directors;

                  (r) enter into any leases or other rental agreements after the Closing (excluding capitalized leases, as determined in accordance with GAAP consistently applied) under which the amount of the aggregate lease payments for all such agreements on a consolidated basis exceeds $100,000;

                  (s) enter into, modify or amend any employment agreements, make any guarantee with respect to any obligation of an employee of the Corporation, pay any bonus to, or hire, fire, or alter the compensation (including salary, bonus, automobile allowances or other benefits) of any of the Management Group or any Family Member of any of the Management Group; or

                  (t) make any material changes in accounting methods, practices or principles.

         7.10 USE OF PROCEEDS. The Corporation will use the proceeds from the sale of the Series C Preferred Shares hereunder (i) for the payment of the fees and expenses identified in Section 7.11 and (ii) in a manner that is consistent with the Corporation's business plan, unless otherwise approved by the Board of Directors.

         7.11 FEES AND EXPENSES. The Corporation will bear all of its own expenses in connection with the preparation, negotiation and execution of this Agreement, the Related Agreements and the Certificate of Designation, and the transactions contemplated hereby and thereby, and will also reimburse the Purchaser for, or pay, any reasonable, documented expenses it incurs (including, without limitation, the legal fees and disbursements of counsel, which currently is Much Shelist Freed Denenberg Ament & Rubenstein, P.C.) in connection with the preparation, execution and negotiation of this Agreement, the Related Agreements and the Certificate of Designation, and the transactions contemplated hereby and thereby. The Corporation will also pay, or reimburse the Purchaser for, all fees and expenses (including attorney's fees and expenses) incurred by the Purchaser or any holder of the Series C Preferred Shares arising out of or in connection with any breach of any representation, warranty or covenant by the Corporation under, or the enforcement or preservation of any rights of the Purchaser under, this Agreement, the Related Agreements and the Certificate of Incorporation of the Corporation.

         7.12 AMENDMENT TO CERTIFICATE OF INCORPORATION. If the Corporation has not delivered to the Purchaser the opinion of counsel referred to in Section 2.4
(12) hereof on or before January 25, 1999, the Corporation shall, on or before the date of the next scheduled meeting of its stockholders, cause its Certificate of Incorporation to be amended to increase the size of the Corporation's board of directors to eight directors.

         7.13 SUBSIDIARY BOARDS. On or before January 25, 1999, the Corporation will cause Purchaser's Directors to comprise at least one-half of the number of directors on the board of directors of each of the Subsidiaries.

         7.14 REORGANIZATION. On or before January 4, 1999, the Corporation will cause Magiera to deliver to Purchaser an executed copy of his resignation from the Corporation's board of directors, in the form attached hereto as Exhibit F.

         7.15 RESOLUTIONS. On or before January 4, 1999, the Corporation will deliver to the Purchaser a certificate of the Secretary of the Corporation, certifying that, on December 31, 1998, the Corporation's board of directors adopted an amendment to the Corporation's by-laws in the form attached hereto as Exhibit G.

         7.16 ANDERLIT PROXY. On or before January 4, 1999, the Corporation shall deliver a copy of the Anderlit Proxy to the Purchaser and shall cause Anderlit to deliver to the Purchaser a written agreement not to terminate or revoke the Anderlit Proxy during the term of the Shareholder Agreement.

         7.17 SERIES B CERTIFICATES. On or before January 11, 1999, the Corporation shall deliver to the Purchaser copies of the stock certificates representing all of the Series B Preferred Shares owned by the MBCP Group, each of which shall be marked with a legend in the form required by Section 6(b) of the Shareholder Agreement.



                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 CONSENT TO AMENDMENTS; WAIVERS. The provisions of this Agreement may be amended, and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the written consent of the Purchaser. No other course of dealing between the Corporation and the holders of any Series C Preferred Shares or Underlying Shares or any delay in exercising any rights hereunder or under the Certificate of Incorporation of the Corporation shall operate as a waiver of any rights of any such holders. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

         8.2      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  (a) All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement.

                  (b) In consideration of the Purchaser's execution and delivery of this Agreement and acquisition of the Series C Preferred Shares hereunder and in addition to all of the Corporation's other obligations under this Agreement, the Corporation shall defend, protect, indemnify and hold harmless the Purchaser and each other holder of Series C Preferred Shares and/or Underlying Shares and all of their officers, directors, employees and agents (collectively, the "PURCHASER INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, obligations and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (collectively, the "PURCHASER INDEMNIFIED LIABILITIES"), incurred by the Purchaser Indemnitees or any of them as a result of, or arising out of, or relating to (i) any finder's or brokerage fees not disclosed by the Corporation, or (ii) any material breach of, or inaccuracy of, any representation, warranty or covenant of the Corporation contained in this Agreement. To the extent that the foregoing undertaking by the Corporation may be unenforceable for any reason, the Corporation shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

                  (c) In consideration of the Corporation's execution and delivery of this Agreement and sale of the Series C Preferred Shares hereunder and in addition to all of the Purchasers' other obligations under this Agreement, the Purchaser shall defend, protect, indemnify and hold harmless the Corporation and all of its officers, directors, employees and agents (collectively, the "CORPORATION INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, obligations and damages, and expenses in connection therewith (irrespective of whether any such Corporation Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (collectively, the "CORPORATION INDEMNIFIED LIABILITIES"), incurred by the Corporation Indemnitees or any of them as a result of, or arising out of, or relating to (i) any finder's or brokerage fees not disclosed by such Purchaser, or (ii) any material breach of, or inaccuracy of, any representation, warranty or covenant of such Purchaser contained in this Agreement. To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Corporation Indemnified Liabilities which is permissible under applicable law.


         8.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind the respective successors and inure to the benefit of the respective permitted assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchaser or holders of Series C Preferred Shares or Underlying Shares are also for the benefit of, and enforceable by, any subsequent holders of such shares, except any subsequent holder who acquires any such security in a registered public offering, and except any assignee who acquires such shares in violation of the Shareholder Agreement.

         8.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         8.5 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

         8.6 NOTICES. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Corporation, and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.

         IF TO THE CORPORATION, TO:

                  WorldPort Communications, Inc.
                  1825 Barrett Lakes Blvd.
                  Atlanta, Georgia 30144
                  Fax:  (770) 792-0676
                  Attention:  Chairman

         WITH A COPY TO:

                  McDermott, Will & Emery
                  227 West Monroe Street
                  Chicago, Illinois 60606
                  Fax:  (312) 984-3669
                  Attention:  Helen R. Friedli, P.C.

         IF TO THE PURCHASER, TO:

                  The Heico Companies, LLC
                  70 West Madison Street, Suite 5600
                  Chicago, IL  60602
                  Attention:  Michael E. Heisley, Sr.

         WITH A COPY TO:

                  Much Shelist Freed Denenberg
                    Ament & Rubenstein, P.C.
                  200 North LaSalle Street
                  Suite 2100
                  Chicago, Illinois 60601
                  Attention:  Lawrence H. Brenman

                  8.7 GOVERNING LAW AND FORUM. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by the internal law, and not the law of conflicts of, the State of Illinois, and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and wholly to be performed in that state. THE CORPORATION IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS, LIABILITIES OR ANY OTHER MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE RELATED AGREEMENTS MAY BE BROUGHT IN THE UNITED STATES COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR IN THE COURTS OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY (AND THE CORPORATION WAIVES ANY OTHER PREFERENTIAL JURISDICTION BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE), AS THE PURCHASER MAY ELECT AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE CORPORATION HEREBY UNCONDITIONALLY AND IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, GENERALLY AND UNCONDITIONALLY WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING FOR IT AND IN RESPECT OF ITS PROPERTIES, ASSETS AND REVENUES. IN ADDITION, THE CORPORATION IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS, SUITS OR PROCEEDINGS BROUGHT IN ANY OF THE COURTS REFERRED TO ABOVE, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY OF THE AFORESAID COURTS HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

         THE CORPORATION AND THE PURCHASER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

         8.8 EXCHANGE OF CERTIFICATES. Upon surrender by any holder of Series C Preferred Shares to the Corporation of any certificate or certificates evidencing any shares of such stock of the Corporation, the Corporation at its expense will issue in exchange therefor, and deliver to such holder, a new certificate or certificates representing such shares of stock of the Corporation, in such denomination or denominations as may be requested by such holder. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any shares of stock of the Corporation, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement satisfactory to the Corporation, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Corporation at its expense will issue and deliver to any such holder a new certificate evidencing such shares of stock of the Corporation of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificate.

         8.9 BREACH OF COVENANT. Without limiting the rights of the Purchaser to pursue all other legal and equitable rights available to them for the Corporation's failure to perform any of its obligations under this Agreement, the Related Agreements or the Certificate of Designation, the parties hereto acknowledge and agree that, while the Purchaser will be entitled to recover damages and to exercise all other rights granted by law, the remedy at law for any failure by the Corporation to perform any of such obligations may be inadequate and that the Purchaser will be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

         8.10 FINAL AGREEMENT. This Agreement, together with the Related Agreements and the Certificate of Designation, constitutes the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

         8.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

                                      * * *

         The parties hereto have executed this Agreement on the date first set forth above.

                                            WORLDPORT COMMUNICATIONS, INC.

                                            By:

                                            Its:


                                            THE HEICO COMPANIES, LLC


                                            By:

                                            Its:

                                                     EXHIBITS



         A        Form of Certificate of Designation
         B        Form of Irrevocable Proxy
         C        Form of Registration Agreement
         D        Form of Shareholder Agreement
         E        Consent of Lenders
         F        Form of Resignation
         G        Form of Bylaw Amendment